   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 1997


                                                      REGISTRATION NO. 333-39623
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          TIME WARNER COMPANIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                                          13-1388520
 (STATE OR OTHER JURISDICTION OF INCORPORATION OR         (I.R.S. EMPLOYER IDENTIFICATION NO.)
                    ORGANIZATION)

                              75 ROCKEFELLER PLAZA
                              NEW YORK, N.Y. 10019
                                 (212) 484-8000
(ADDRESS, INCLUDING EACH ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                 PETER R. HAJE
            EXECUTIVE VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                          TIME WARNER COMPANIES, INC.
                   75 ROCKEFELLER PLAZA, NEW YORK, N.Y. 10019
                                 (212) 484-8000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

              WILLIAM P. ROGERS, JR.                                 JOHN C. MAGUIRE
              CRAVATH, SWAINE & MOORE                               BROWN & WOOD LLP
                  WORLDWIDE PLAZA                                ONE WORLD TRADE CENTER
   825 EIGHTH AVENUE, NEW YORK, N.Y. 10019-7415                   NEW YORK, N.Y. 10048
                  (212) 474-1270                                     (212) 839-5300

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective and all other conditions to the solicitation of consents from holders of the publicly traded indebtedness of Turner Broadcasting System, Inc. have been satisfied or waived.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS


                                  $750,000,000

                          TIME WARNER COMPANIES, INC.
                                   GUARANTEES

     Subject to the satisfaction or waiver of certain conditions described below, Time Warner Companies, Inc. ("TWC"), a wholly owned subsidiary of Time Warner Inc. ("TWI"), hereby offers (the "Offering") its senior, unsecured TWC Guarantee (as defined herein) to Record Holders (as defined herein) of the following series of senior, unsecured debt securities issued by Turner Broadcasting System, Inc. ("TBS"), a wholly owned subsidiary of TWI:

              $250,000,000 7.40% Senior Notes due February 1, 2004

                              Cusip No. 900262AU0

               $300,000,000 8 3/8% Senior Notes due July 1, 2013

                              Cusip No. 900262AR7

           $200,000,000 8.40% Senior Debentures due February 1, 2024

                              Cusip No. 900262AV8


     The foregoing debt securities are referred to collectively as the "Securities", and each series thereof is referred to as a "Series of Securities".

     The TWC Guarantee is offered in conjunction with the solicitations (the "Solicitations") of consents (the "Consents") made by TWC and TBS to the Record Holders of the Securities pursuant to the Consent Solicitation Statement (the "Statement") and the Consent Letter (the "Consent Letter") delivered with this Prospectus. The conditions to the Offering include the due execution and delivery by all parties thereto of a Second Supplemental Indenture with respect to the Securities (the "Supplemental Indenture") containing, among other things, the Proposed Amendments (as defined herein) with respect to which Consents are sought by TWC and TBS in the Solicitations and the occurrence of the Effective Time (as defined herein). See "Description of the TWC Guarantee -- Conditions to the Effectiveness of the TWC Guarantee".

     The TWC Guarantee will be embodied in the Supplemental Indenture. It is intended that the Supplemental Indenture will be executed on or shortly after the receipt of the Requisite Consents (as defined herein) with respect to the Securities. The Supplemental Indenture containing the Proposed Amendments and the TWC Guarantee will not become effective until the Effective Time.

     TWC will not receive any cash proceeds in connection with the Offering. The Offering is made solely by TWC and not by TBS or TWI, and this Registration Statement has been prepared and filed by TWC.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------


               The date of this Prospectus is November 12, 1997.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TWC, TBS, TWI OR BY ANY AGENT, UNDERWRITER OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TWC, TBS OR TWI SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY.
                            ------------------------

                             AVAILABLE INFORMATION

     TWC is not required to file periodic reports and other information under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Instead, information with respect to TWC is provided, to the extent required by the Securities and Exchange Commission (the "Commission"), in the required filings made by TWI. TWI is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by TWI with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661; and copies of such material may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates, or through the World Wide Web (http://www.sec.gov). Such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York, on which one or more of TWI's securities are listed.

     This Prospectus constitutes a part of a Registration Statement filed by TWC with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to TWC, TBS, TWI and the TWC Guarantee. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents filed with the Commission by TWI (File No. 001-12259) are incorporated by reference in this Prospectus:

          (a) TWI's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Forms 10K/A dated March 27, 1997 and June 26, 1997 (as amended, "TWI's 1996 Form 10-K");


          (b) TWI's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and


          (c) TWI's Current Reports on Form 8-K dated March 21, 1997, October 15, 1997 and October 27, 1997.

     All documents and reports subsequently filed by TWI pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     TWC will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents, and any other documents specifically identified herein as incorporated by reference into the Registration Statement to which this Prospectus relates or into such other documents. Requests should be addressed to: Shareholder Relations Department, Time Warner Inc., 75 Rockefeller Plaza, New York, New York 10019; telephone:
(212) 484-6971.

                                  THE COMPANY

     Together with its consolidated subsidiaries, including TWC and TBS, and unconsolidated subsidiaries, TWI, the world's leading media and entertainment company, has interests in four fundamental areas of business: Entertainment, consisting principally of interests in filmed entertainment, television production, television broadcasting, theme parks, recorded music and music publishing; Cable Networks, consisting principally of interests in cable television programming and sports franchises; Publishing, consisting principally of interests in magazine publishing, book publishing and direct marketing; and Cable, consisting principally of interests in cable television systems. Each of TWC, TBS and TWI is a holding company that derives its operating income and cash flow from its subsidiaries and investments. The assets of TWI consist primarily of its investments in TWC and TBS, and the assets of TWC consist primarily of its investments in its consolidated and unconsolidated subsidiaries, including Time Warner Entertainment Company, L.P. ("TWE"). The ability of TWC to service its respective indebtedness and other liabilities, including the TWC Guarantee, is dependent primarily upon the earnings and cash flow of its consolidated and unconsolidated subsidiaries and the distribution or other payment of such earnings and cash flow to TWC. See "Holding Company Structure".

     TWI became the parent of TWC and TBS on October 10, 1996 upon the merger of TWC and TBS with separate subsidiaries of TWI (the "TBS Transaction"), as more fully described below. In connection therewith, TWI changed its name to Time Warner Inc. from TW Inc. and TWC changed its name from Time Warner Inc. to Time Warner Companies, Inc.

     TWE was formed as a Delaware limited partnership in 1992 to own and operate substantially all of the business of Warner Bros., Home Box Office and the cable television businesses owned and operated by TWC prior to such date. TWC and certain of its wholly owned subsidiaries own general and limited partnership interests in 74.49% of the pro rata priority capital ("Series A Capital") and residual equity capital ("Residual Capital") of TWE and 100% of the senior priority capital and junior priority capital of TWE. The remaining 25.51% limited partnership interests in the Series A Capital and Residual Capital of TWE are held by a subsidiary of U S WEST, Inc. TWC does not consolidate TWE and certain related companies (the "Entertainment Group") for financial reporting purposes.

TBS TRANSACTION

     On October 10, 1996, pursuant to an Amended and Restated Agreement and Plan of Merger dated as of September 22, 1995, as amended, among TWC, TWI, TBS and certain of their wholly owned subsidiaries, among other things: (a) each of TWC and TBS became a wholly owned subsidiary of TWI through a merger with a subsidiary of TWI, (b) each outstanding share of common stock of TWC, other than shares held directly or indirectly by TWC, was converted into one share of common stock of TWI, (c) each outstanding share of preferred stock of TWC was converted into one share of a substantially identical series of preferred stock of TWI, (d) each outstanding share of common stock of TBS, other than shares held directly or indirectly by TWC or TWI or in the treasury of TBS, was converted into the right to receive 0.75 shares of common stock of TWI and (e) each outstanding share of preferred stock of TBS, other than shares held directly or indirectly by TWC or TWI, was converted into the right to receive 4.8 shares of common stock of TWI. Additional information on the TBS Transaction is set forth in Note 2 to TWI's consolidated financial statements included in TWI's 1996 Form 10-K, which is incorporated by reference herein.

     Immediately following the TBS Transaction, TWI, as primary obligor and not merely as surety, irrevocably and unconditionally guaranteed (the "Downstream Guarantee") (a) the full and punctual payment of principal of and interest on all outstanding, publicly traded indebtedness (the "Outstanding Securities") of each of TWC and TBS when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of TWC and TBS under the Outstanding Securities of TWC and TBS and the indentures relating to the Outstanding Securities (including the obligations to the respective trustees) and (b) the full and punctual performance within applicable grace periods of all other obligations of TWC and TBS under the Outstanding Securities and the respective indentures. The Downstream Guarantee constitutes a guarantee of payment, performance and compliance and not merely of collection. The obligation of TWI to make any payment pursuant to the Downstream Guarantee may be satisfied by causing the respective issuer to make such payment. Further, TWI agreed to pay any and all costs and expenses (including reasonable attorney's fees) incurred by any trustee or holder of Outstanding Securities in enforcing any of their respective rights under the Downstream Guarantee. In the case of TBS, the Outstanding Securities consist of the Securities.

     The principal executive offices of TWI and TWC are located at 75 Rockefeller Plaza, New York, New York 10019.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The historical and pro forma ratios of earnings to fixed charges for TWC are set forth below for the periods indicated. The ratios of earnings to fixed charges for all periods after 1992 reflect the deconsolidation of the Entertainment Group, principally TWE, effective January 1, 1993.

     The historical ratio of earnings to fixed charges of TWC for 1996 reflects
(a) the use of approximately $1.55 billion of net proceeds from the issuance of
1.6 million shares of Series M exchangeable preferred stock, having an aggregate liquidation preference of $1.6 billion to reduce outstanding indebtedness (the "Preferred Stock Refinancing") and (b) the acquisition of TWI Cable Inc., formerly known as Cablevision Industries Corporation ("TWI Cable"), and related companies, including the assumption or incurrence of approximately $2 billion of indebtedness.

     The historical ratio of earnings to fixed charges for 1995 reflects (a) the acquisition of KBLCOM Incorporated and Summit Communications Group, Inc., including the assumption or incurrence of approximately $1.3 billion of indebtedness and (b) the exchange by Toshiba Corporation and ITOCHU Corporation of their direct and indirect interests in TWE.

     The historical ratio of earnings to fixed charges for 1993 reflects the issuance of $6.1 billion of long-term debt and the use of $500 million of cash and equivalents for the exchange or redemption of preferred stock having an aggregate liquidation preference of $6.4 billion. The historical ratio of earnings to fixed charges for 1992 reflects the capitalization of TWE on June 30, 1992 and associated refinancings, and the acquisition of the 18.7% minority interest in American Television and Communications Corporation as of June 30, 1992, using the purchase method of accounting for business combinations.


     The pro forma ratio of earnings to fixed charges for TWC for the six months ended June 30, 1997 and the year ended December 31, 1996, give effect to (i) the agreed-upon transfer by a wholly owned subsidiary of TWC of cable television systems serving an aggregate of approximately 667,000 subscribers to the Time Warner Entertainment-Advance/Newhouse Partnership, ("TWE-A/N"), a partnership currently owned 66.7% by TWE and 33.3% by the Advance/Newhouse Partnership, subject to approximately $1 billion of debt, in exchange for common and preferred partnership interests therein, as well as certain related transactions (the "TWE-A/N Transfers"), pursuant to an agreement entered into by such subsidiary on October 27, 1997 with TWE-/A/N and each of its partners and (ii) with respect to 1996 only, the Preferred Stock Refinancing and certain other debt refinancings as if such transactions had occurred at the beginning of such periods. The pro forma information presented below should be read in conjunction with the pro forma consolidated condensed financial statements contained in TWI's Current Report on Form 8-K dated October 27, 1997 and incorporated herein by reference. Such pro forma amounts are presented for informational purposes only and are not necessarily indicative of the actual ratio that would have occurred if such transactions had been consummated as of the dates indicated, nor are they necessarily indicative of future results.



                     SIX MONTHS ENDED JUNE 30,                      YEARS ENDED DECEMBER 31,
                    ----------------------------   ----------------------------------------------------------
                      PRO                            PRO                        HISTORICAL
                     FORMA                          FORMA    ------------------------------------------------
                      1997      1997      1996       1996      1996      1995      1994      1993      1992
                    --------  --------  --------   --------  --------  --------  --------  --------  --------
TWC................    1.6x      1.6x      1.0x       1.2x      1.1x      1.1x      1.1x      1.1x      1.4x


     For purposes of computing the ratio of earnings to fixed charges, earnings were calculated by adding (i) pretax income, (ii) interest expense, including previously capitalized interest amortized to expense and the portion of rents representative of an interest factor for TWC and its majority-owned subsidiaries, (iii) TWC's proportionate share of the items included in (ii) above for its 50%-owned companies, (iv) preferred stock dividend requirements of majority-owned subsidiaries, (v) minority interest in the income of majority-owned subsidiaries that have fixed charges and (vi) the amount of undistributed losses of TWC's less than 50%-owned companies. Fixed charges consist of (i) interest expense, including interest capitalized and the portion of rents representative of an interest factor for TWC and its respective majority-owned subsidiaries, (ii) TWC's proportionate share of such items for its 50%-owned companies and (iii) preferred stock dividend requirements of majority-owned subsidiaries. Earnings as defined include significant noncash charges for depreciation and amortization. Historical fixed charges of TWC for the six months ended June 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 include noncash interest expense of $49 million, $46 million, $91 million, $176 million and $219 million, respectively, principally relating to TWC's Liquid Yield Option Notes due 2012 and 2013 and, in 1995 and 1994 only, TWC's Redeemable Reset Notes due 2002.

                                USE OF PROCEEDS

     TWC will not receive any cash proceeds from the Offering.

                        DESCRIPTION OF THE TWC GUARANTEE

GENERAL

     The TWC Guarantee will be embodied in the Supplemental Indenture to the Indenture dated as of May 15, 1993, between TBS and The Chase Manhattan Bank (the "Trustee"), as successor Trustee, as supplemented by the First Supplemental Indenture, dated as of October 10, 1996, among TBS, TWI and the Trustee (such Indenture, as supplemented from time to time being called the "Indenture"). The TWC Guarantee is offered in uncertificated form, subject to the satisfaction or waiver of certain conditions described below. See "-- Conditions to the Effectiveness of the TWC Guarantee".

     TWC, as primary obligor and not merely as surety, will irrevocably and unconditionally guarantee (the "TWC Guarantee"), to each Record Holder of Securities, and to the Trustee and its successors and assigns, (i) the full and punctual payment of principal of and interest on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of TBS under the Indenture (including obligations to the Trustee) and the Securities and (ii) the full and punctual performance, within applicable grace periods, of all other obligations of TBS under the Indenture and the Securities. The TWC Guarantee constitutes a guarantee of payment, performance and compliance and not merely of collection. The obligation of TWC to make any payments may be satisfied by causing TBS to make such payments. Further, TWC agrees to pay any and all costs and expenses (including reasonable attorneys' fees) incurred by the Trustee or any Record Holder of Securities in enforcing any of their respective rights under the TWC Guarantee.

     It will not be necessary for new certificates evidencing the Securities to be issued to reflect the benefit of the TWC Guarantee and no separate certificates will be issued to evidence the TWC Guarantee.

CONDITIONS TO THE EFFECTIVENESS OF THE TWC GUARANTEE

     The TWC Guarantee will not become effective unless and until the Effective Time has occurred. The "Effective Time" is the earliest date that (i) TBS and TWC have received the Requisite Consents (as defined herein) with respect to the Securities and (ii) the Supplemental Indenture has been duly executed and delivered by all parties thereto.

                           HOLDING COMPANY STRUCTURE

     Each of TWC and TWI is a holding company, the assets of which consist primarily of investments in its consolidated and unconsolidated subsidiaries. The assets of TWI consist primarily of its investment in TWC and TBS, and the assets of TWC consist primarily of its investments in its consolidated and unconsolidated subsidiaries, including TWE. A substantial portion of the consolidated liabilities of TWC and TWI have been incurred by subsidiaries. TWE, which is not consolidated with either TWC or TWI for financial reporting purposes, also has substantial indebtedness and other liabilities. TWC's rights and the rights of its creditors, including Record Holders of Securities, to participate in the distribution of assets of any person in which TWC owns an equity interest (including any subsidiary and TWE) upon such person's liquidation or reorganization will be subject to prior claims of such person's creditors, including trade creditors, except to the extent that TWC may be a creditor with recognized claims against such person (in which case the claims of TWC would still be subject to the prior claims of any secured creditor of such person and of any holder of indebtedness of such person that is senior to that held by TWC). Accordingly, the Record Holders of the Securities may be deemed to be effectively subordinated to such claims.

     TWC's ability to service its indebtedness and other obligations, including the TWC Guarantee, is dependent primarily upon the earnings and cash flow of its consolidated and unconsolidated subsidiaries and the distribution or other payment of such earnings and cash flow to TWC. The TWE Agreement of Limited Partnership and the bank credit facilities and outstanding indebtedness of TWI Cable (a subsidiary of TWC) limit distributions and other transfers of funds to TWC. Generally, distributions by TWE, other than tax distributions, are subject to restricted payments limitations and availability under certain financial ratios applicable to TWE, and distributions by TWI Cable, other than tax distributions, are subject to restricted payments and affiliated transactions limitations and availability under certain financial ratios applicable to TWI Cable.

                    DESCRIPTION OF THE PROPOSED TRANSACTIONS

     The Offering together with the Solicitations of the Consents are part of a plan to integrate TBS into TWI's operating structure and to simplify the credit structure of TWI, TWC and TBS such that the financial risks associated with investing in the indebtedness of any one of the three companies are substantially equivalent to investing in the indebtedness of any of the other companies. As a result of the TBS Transaction, (i) each of TWC and TBS became wholly owned subsidiaries of TWI and (ii) TWI provided the Downstream Guarantee. TWC and TBS propose to supplement the Downstream Guarantee by (i) fully and unconditionally guaranteeing the public debt securities issued by each other and
(ii) fully and unconditionally guaranteeing (the "Upstream Guarantee") any public debt securities of TWI that are issued in the future (as of the date of this Prospectus, TWI does not have any outstanding, publicly traded debt securities). The terms and conditions of the guarantee by TBS of TWC's existing and future public debt securities (the "TBS Guarantee" and together with the TWC Guarantee, the "Cross Guarantee") and the Upstream Guarantee will be substantially the same as those of the TWC Guarantee and the Downstream Guarantee. When established, the Downstream Guarantee, Upstream Guarantee and Cross Guarantee (collectively, the "Proposed Transactions") will effectively create reciprocal guarantees among each of TWI, TWC and TBS.

                          [FLOW CHART OF GUARANTEES]

     In connection with the Proposed Transactions and subject to the occurrence of the Effective Time, (x) TWC is hereby conducting the Offering and (y) pursuant to the Statement delivered herewith, TBS is proposing (i) to amend certain covenants and add certain events of default pertaining to each Series of Securities as described in the Statement, (ii) to supplement the Downstream Guarantee with the TWC Guarantee and (iii) to pay, promptly after the Expiration Date (as defined herein), a consent fee to each consenting Holder. See "Description of the TWC Guarantee -- Conditions to the Effectiveness of the TWC Guarantee".

                        DESCRIPTION OF THE SOLICITATIONS

     TWC and TBS are soliciting Consents, upon the terms and subject to the conditions set forth in the Statement and the accompanying Consent Letter, to proposed amendments (the "Proposed Amendments") to the Indenture. The Proposed Amendments will (i) amend certain Indenture provisions to provide covenants and events of default which are substantially similar to those contained in the Indenture dated as of January 15, 1993, as supplemented from time to time, among TWC, TWI and The Chase Manhattan Bank (formerly known as Chemical Bank), as Trustee, and (ii) to supplement the Downstream Guarantee with the TWC Guarantee. See "Description of the Proposed Transactions". Pursuant to the terms of the Indenture, receipt by TBS of validly delivered and unrevoked Consents from Record Holders of a majority of the principal amount of all Series of Securities, voting together as one class, is required to approve the Proposed Amendments to the Indenture (the "Requisite Consents").

     The Proposed Amendments and the TWC Guarantee will be embodied in a Supplemental Indenture to be executed by TBS, TWC, TWI and the Trustee. The Supplemental Indenture containing the TWC Guarantee and the Proposed Amendments will only become effective upon the Effective Time. Each of the Solicitations will expire at 5:00 p.m., New York City time, on the Expiration Date set forth in the Statement (the "Expiration Date"), unless extended.

     It is intended that the Supplemental Indenture will be executed on or shortly after the time that the Requisite Consents have been obtained and will become effective once executed by all parties.

     Only registered holders of each Series of Securities at the close of business on the record date set forth in the Statement for determining the holders of each Series of Securities entitled to consent to the Proposed Amendments or their duly designated proxies, including participants who hold Securities through The Depository Trust Company (as to each such Series of Securities, the "Record Holders"), may consent to the Proposed Amendments relating to such Series of Securities.

     This Prospectus does not constitute part of the Solicitations, which are constituted by, and fully described in, the Statement, the Consent Letter and the other documents relating to the Solicitations that have been delivered by TBS to the Record Holders. This Prospectus relates solely to the Offering, subject to the occurrence of the Effective Time, of the TWC Guarantee to the Record Holders of the Securities.

                              PLAN OF DISTRIBUTION

     The Offering is being conducted directly by TWC in connection with the Solicitations, subject to the occurrence of the Effective Time.

                                 LEGAL OPINIONS

     The legality of the TWC Guarantee will be passed upon for TWC by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedules of TWI and TWE appearing in TWI's 1996 Form 10-K and the combined financial statements of the Time Warner Service Partnerships incorporated by reference therein, have been audited by Ernst & Young LLP, Independent Auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements and schedules are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Cablevision Industries Corporation at December 31, 1995, and for the year then ended, incorporated by reference in this Prospectus from TWI's Current Report on Form 8-K dated March 21, 1997, have been audited by Ernst & Young LLP, Independent Auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Cablevision Industries Corporation as of December 31, 1994, and for each of the two years in the period ended December 31, 1994, incorporated by reference in this Prospectus from TWI's Current Report on Form 8-K dated March 21, 1997, have been audited by Arthur Andersen LLP, Independent Public Accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Paragon Communications as of December 31, 1993 and 1994, and for each of the three years in the period ended December 31, 1994, incorporated by reference in this Prospectus from TWI's 1996 Form 10-K, and the consolidated financial statements of TBS, as of December 31, 1994 and 1995, and for the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus from TWI's Current Report on Form 8-K dated March 21, 1997, have been audited by Price Waterhouse LLP, Independent Accountants, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

======================================================

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THE PROSPECTUS AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TWC, TBS OR TWI. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TWC, TBS OR TWI SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Information Incorporated by
  Reference...........................    2
The Company...........................    3
Ratio of Earnings to Fixed Charges....    4
Use of Proceeds.......................    5
Description of the TWC Guarantee......    5
Holding Company Structure.............    6
Description of the Proposed
  Transactions........................    7
Description of the Solicitations......    7
Plan of Distribution..................    8
Legal Opinions........................    8
Experts...............................    8

======================================================

======================================================
                                  $750,000,000

                                  TIME WARNER
                                COMPANIES, INC.

                                   GUARANTEES
                            ------------------------
                                   PROSPECTUS
                            ------------------------

                               NOVEMBER 12 , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following statement sets forth the estimated amounts of expenses to be borne by the registrant in connection with the offering of the TWC Guarantee.

    Securities and Exchange Commission registration fee......................  $ 227,274
    Printing and engraving expenses..........................................    40,000*
    Accounting fees and expenses.............................................    50,000*
    Legal fees and expenses..................................................    75,000*
    Miscellaneous expenses...................................................     7,726*
                                                                                --------
              Total expenses.................................................  $400,000*
                                                                                ========

---------------
* Estimate.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

     TWC's By-Laws require indemnification to the fullest extent permitted under Delaware law of any person who is or was a director or officer of TWC who is or was involved or threatened to be made so involved in any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer or employee of TWC or any predecessor of TWC or was serving at the request of TWC as a director, officer or employee of any other enterprise.

     Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as TWC, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 1, Article X of TWC's Certificate of Incorporation eliminates the liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.

     The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b)(7) of the DGCL, TWC's By-laws and Section 1, Article X of TWC's Certificate of Incorporation.

     The Directors' and Officers' Liability and Reimbursement Insurance Policy of TWI is designed to reimburse TWC for any payments made by it pursuant to the foregoing indemnification. The policy has coverage of $50,000,000.

ITEM 16.  EXHIBITS


(4)      --  Form of Second Supplemental Indenture, among TBS, TWC, TWI and The Chase Manhattan
             Bank, as successor Trustee.**
(5)      --  Opinion of Cravath, Swaine & Moore.***
(12)     --  Statement regarding the computation of the ratio of earnings to fixed charges.*
(23.1)   --  Consent of Ernst & Young LLP, Independent Auditors.*
(23.2)   --  Consent of Cravath, Swaine & Moore (included in Exhibit (5)).
(23.3)   --  Consent of Arthur Andersen LLP, Independent Public Accountants.*
(23.4)   --  Consent of Price Waterhouse LLP, Independent Accountants.*
(23.5)   --  Consent of Price Waterhouse LLP, Independent Accountants.*
(24)     --  Power of Attorney of TWC.***


---------------
  * Filed herewith.

 ** To be filed by amendment.


*** Previously filed.



     ITEM 17.  UNDERTAKINGS


       A.  Undertakings Pursuant to Rule 415

     The undersigned registrant hereby undertakes:

          (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

          (b) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  B. Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C.  Undertaking in Respect of Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement File No. 333-39623 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 10, 1997.


                                          TIME WARNER COMPANIES, INC.

                                          By:      /s/ JOHN A. LABARCA
                                            ------------------------------------
                                                      John A. LaBarca
                                            Senior Vice President and Controller


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on November 10, 1997 by the following persons in the capacities indicated.


                 SIGNATURES                                           TITLE
---------------------------------------------     ---------------------------------------------
 (i) Principal Executive Officer

                      *                               Chairman and Chief Executive Officer
---------------------------------------------
               Gerald M. Levin

 (ii) Principal Financial Officer

                      *                             Director, Senior Vice President and Chief
---------------------------------------------                   Financial Officer
             Richard J. Bressler

(iii) Principal Accounting Officer

             /s/ JOHN A. LABARCA                      Senior Vice President and Controller
---------------------------------------------
               John A. LaBarca

 (iv) Directors

                      *
---------------------------------------------
                Peter R. Haje

                      *
---------------------------------------------
             Richard D. Parsons

          *By: /s/ JOHN A. LABARCA
---------------------------------------------
             (Attorney-in-Fact)

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                   DESCRIPTION OF DOCUMENT                            PAGE
-------        ---------------------------------------------------------------------------  -----
(4)      --    Form of Second Supplemental Indenture, among TBS, TWC, TWI and The Chase
               Manhattan Bank, as successor Trustee**.....................................
(5)      --    Opinion of Cravath, Swaine & Moore***......................................
(12)     --    Statement regarding the computation of the ratio of earnings to fixed charges*...................................................................
(23.1)   --    Consent of Ernst & Young LLP, Independent Auditors*........................
(23.2)   --    Consent of Cravath, Swaine & Moore (included in Exhibit (5))...............
(23.3)   --    Consent of Arthur Andersen LLP, Independent Public Accountants*............
(23.4)   --    Consent of Price Waterhouse LLP, Independent Accountants*..................
(23.5)   --    Consent of Price Waterhouse LLP, Independent Accountants*..................
(24)     --    Power of Attorney of TWC***................................................


---------------
*  Filed herewith.

** To be filed by amendment.


***Previously filed.